Exhibit 10.55

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of July 21st, 2021, by and between Blue Star Foods Corporation, a Delaware corporation (the “Company”) and Intelligent Investments I LLC, a Florida Limited Liability Company, (the “Consultant”).

WHEREAS, Company desires to engage certain services of Consultant (collectively, the “Services” as defined in greater detail herein); and WHEREAS, Consultant desires to provide such services in exchange for the compensation described below;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1)	Term of Consultancy. Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby agrees to provide the Services to the Company, commencing upon the execution of this Agreement (the “Commencement Date”), and ending upon the twelve (12) month anniversary of this Agreement (the “Termination Date”), unless sooner terminated as provided hereunder (the “Term”).

2)	Duties of Consultant. The Consultant agrees that it will provide the following services:

●	Consulting on optimizing SEC reporting, and other corporate finance legal issues; and
●	Legal consulting services in regard to potential mergers & acquisition and other reasonably related services, (the “Services”).

3)	Termination.

a.	Either party may terminate this Agreement upon giving thirty (30) days prior written notice thereof to the other party. Any such notice shall be addressed to the party at the address shown above or such other address as the party may notify the other of and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.

b.	Upon such termination all rights and duties of the parties toward each other shall cease except: (i) that the Company shall be obliged to pay, within ten (10) days of the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 5 (Remuneration) hereof; and (ii) 10 (Independent Contractor), 7 (Accuracy of Information), and 8 through 12 shall survive termination of this Agreement.

4)	Remuneration. As compensation for the delivery to Company of the Services by Consultant, the Company shall pay Consultant as follows: one hundred and twenty thousand dollars ($120,000 USD) shares of the Company’s common stock (the “Shares”). The Shares shall be deemed earned in full and non-refundable upon execution of this Agreement.

The total fees for Services shall be released to the Consultant upon the following schedule:

●	On September 30th, 2021, the Company shall pay to the Consultant thirty thousand ($30,000 USD) shares of common stock. The number of shares of common stock shall be determined by dividing $30,000 USD by the closing share price of the last day of trading of the fiscal quarter (Q3-2021). The shares shall be issued to the Consultant within 5 business days of the end of this date.

●	On December 31st, 2021, the Company shall pay to the Consultant thousand ($30,000 USD) shares of common stock. The number of shares of common stock shall be determined by dividing $30,000 USD by the closing share price of the last day of trading of the fiscal quarter (Q4-2021). The shares shall be issued to the Consultant within 5 business days of the end of this date.

●	On March 31st, 2021, the Company shall pay to the Consultant thirty thousand ($30,000 USD) shares of common stock. The number of shares of common stock shall be determined by dividing $30,000 USD by the closing share price of the last day of trading of the fiscal quarter (Q1-2022). The shares shall be issued to the Consultant within 5 business days of the end of this date.

●	On June 30th, 2021, the Company shall pay to the Consultant thirty thousand ($30,000 USD) shares of common stock. The number of shares of common stock shall be determined by dividing $30,000 USD by the closing share price of the last day of trading of the fiscal quarter (Q2-2022). The shares shall be issued to the Consultant within 5 business days of the end of this date.

All equity compensation received pursuant to this agreement, shall be subject to a lock-up provision, with the following schedule:

●	100% of the original stock held, can be sold after a holding period of 12 months from the date of the signing of this agreement

At the Consultant’s option and upon the Consultant’s written instructions to the Company, the Company shall issue all or a portion of the Stock due to the Consultant under this Agreement directly to specified Consultant affiliates, or any other third-party assignee. Such assignees shall also be subject to the lock-up provisions described above. The stock Certificates evidencing such shares shall include a legend reflecting the lock-up provisions. All shares described in this agreement shall be deemed earned up full upon execution of this agreement, and once paid, the Consulting Fee shall be non-refundable.

5)	Consultant’s Representations. Consultant represents and warrants to the Company, to the best of its knowledge, as follows:

a.	No Violation of Law. The performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant.

6)	Confidentiality and Non-Circumvention.

a.	Consultant agrees that any confidential or proprietary matters (except publicly or freely usable material as otherwise obtained from another source) of Company will be kept in strict confidence until and including the date three years from the execution of this Agreement. Each party specifically agrees that none of the information either party may obtain about the other’s business may be used to that party’s detriment or competitive or economic disadvantage, and each company agrees not to solicit any employee of the other for a period of one year.

b.	Consultant hereto agrees not to circumvent or attempt to circumvent, or compete or attempt to compete with, Company in any manner. Unless he obtains the prior written consent of Company, Consultant (and his agents and representatives) shall not, directly or indirectly, contact or solicit any of the contacts disclosed by Company for any reason whatsoever. Unless he obtains the prior written consent of Company, Consultant shall not use any Confidential Information or Non-confidential Information in an effort to transact directly with any contact to the exclusion of Company. Consultant further agrees to present to Company for development and exploitation any and all business opportunities which Consultant encounters or develops before Consultant pursues such business opportunities for Consultant’s own account or for the account of another business entity or combination.

c.	As consideration for Consultant’s agreement hereto not to compete with, or circumvent the efforts of Company in the development of the Company businesses and to offer Company first rights to any and all business opportunities that Consultant encounters or develops, Company agrees to grant Consultant an equity position in Company and/or one of Company’s subsidiary businesses.

7)	Assignment. The rights or obligations of Consultant under this Agreement may not be assigned. Any assignment in violation of the foregoing shall be null and void.

8)	Expenses. Except as otherwise provided, Consultant agrees to pay for all its expenses.

9)	Status as Independent Contractor. Consultant’s engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. No party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. No party possesses the authority to bind any other party in any agreements without the express written consent of the entity to be bound.

10)	Attorney’s Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

11)	Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

12)	Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York. The parties agree that the city, state and county of New York will be the venue of any dispute and will have jurisdiction over all parties.

13)	Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

14)	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A party may execute this Agreement and transmit its signature by facsimile, which shall be fully binding, and the party taking such actions shall deliver a manually signed original as soon as is practicable.

15)	Further Assurances. Each party agrees to cooperate fully with the other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be duly executed, all as of date first above written.

“Company” Blue Star Foods Corporation

BY:	/s/ John Keeler
John Keeler, Chairman & CEO

“Consultant” Intelligent Investments I LLC

BY:	/s/ Mark E. Crone
Mark E. Crone, Managing Partner